Exhibit 1.1
EXECUTION VERSION

FINAL TERMS

13 May 2011

Western Power Distribution (West Midlands) plc

Issue of £800,000,000 5.750% Senior Unsecured Notes due 16 April 2032

under the £3,000,000,000
Euro Medium Term Note Programme

Part A
Contractual Terms

Terms used herein shall be deemed to be defined as such for the purposes of the Conditions set forth in the Prospectus dated 27 April 2011 which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the Prospectus Directive).  This document constitutes the Final Terms of the Notes described herein for the purposes of Article 5.4 of the Prospectus Directive and must be read in conjunction with such Prospectus.  Full information on the Issuer and the offer of the Notes is only available on the basis of the combination of these Final Terms and the Prospectus.  The Prospectus is available for viewing during normal business hours at Avonbank, Feeder Road, Bristol BS2 0TB and copies may be obtained from Avonbank, Feeder Road, Bristol BS2 0TB.  The Prospectus and (in the case of Notes listed and admitted to trading on the regulated market of the London Stock Exchange) the applicable Final Terms will also be published on the website of the London Stock Exchange: www.londonstockexchange.com.

1	Issuer:	Western Power Distribution (West Midlands) plc

2	(i) Series Number:	2

	(ii) Tranche Number:	1

3	Specified Currency or Currencies:	Sterling

4	Aggregate Nominal Amount:	£800,000,000

5	(i) Issue Price of Tranche:	98.809 per cent. of the Aggregate Nominal Amount

	(ii) Net Proceeds:	£786,472,000

6	(i) Specified Denominations:	£100,000 and integral multiples of £l,000 in excess thereof up to and including £199,000. No Notes in definitive form will be issued with a denomination above £199,000.

	(ii) Calculation Amount:	£1,000
(Applicable to Notes in definitive form)

7	(i) Issue Date:	17 May 2011

	(ii) Interest Commencement Date:	17 May 2011

8	Maturity Date:	16 April 2032

9	Interest Basis:	5.750 per cent. Fixed Rate
(further particulars specified below)

10	Redemption/Payment Basis:	Redemption at par

11	Change of Interest Basis or Redemption/ Payment Basis:	Not Applicable

12	Put/Call Options:	Investor Put (further particulars specified below)

13	(i) Status of the Notes:	Senior

	(ii) Date approval by Committee of the Board of	12 May 2011
Directors for issuance of Notes obtained:

14	Method of distribution:	Syndicated

Provisions Relating to Interest (if any) Payable

15	Fixed Rate Note Provisions	Applicable

	(i) Rate of Interest:	5.750 per cent. per annum payable annually in arrear

(ii) Interest Payment Date(s):
16 April in each year up to and including the Maturity Date, adjusted in accordance with the Following Business Day Convention. There will be a short first coupon in respect of the first Interest Period.

	(iii) Fixed Coupon Amount:	£57.50 per Calculation Amount

	(iv) Broken Amount(s):	£52.63 per Calculation Amount, payable on the Interest Payment Date falling on 16 April 2012.

	(v) Day Count Fraction:	Actual/Actual (ICMA)

	(vi) Determination Date(s):	16 April in each year

	(vii) Other terms relating to the method of	None
calculating interest for Fixed Rate Notes:

16	Floating Rate Note Provisions	Not Applicable

17	Zero Coupon Note Provisions	Not Applicable

18	Index Linked Interest Note Provisions	Not Applicable

19	Dual Currency Interest Note Provisions	Not Applicable

20	Ratings Downgrade Rate Adjustment	Not Applicable

Provisions Relating to Redemption

21	Issuer Call	Not Applicable

22	Investor Put	Applicable (Condition 6(g) (Redemption at the Option of Noteholders on a Restructuring Event) applies).

	(i) Optional Redemption Date(s):	On the Put Date (as specified in the relevant Put Event Notice).

	(ii) Notice period (if other than as set out in the Conditions):	Not Applicable

	(iii) Optional Redemption Amounts of each Note and	£1,000 per Calculation Amount
method, if any, of calculation of such amount(s):

23	Final Redemption Amount of each Note:	£1,000 per Calculation Amount

24	Early Redemption Amount of each Note payable on redemption for	£1,000 per Calculation Amount
taxation reasons or on event of default and/or the method of calculating the same (if required):

General Provisions Applicable to the Notes

25	Form of Notes:	Bearer

Temporary Global Note exchangeable for a permanent Global Note which is exchangeable for Definitive Notes in the limited circumstances specified in the permanent Global Note.

	New Global Note:	Yes

26	Additional Financial Centre(s) or other special provisions	Not Applicable
relating to Payment Dates:

27	Talons for future Coupons or Receipts to be attached to	No
Definitive Notes (and dates on which such Talons mature):

28
Details relating to Partly Paid Notes: amount of each payment comprising the Issue Price and date on which each payment is to be made and consequences of failure to pay, including any right of the Issuer to forfeit the Notes and interest due on late payment:
Not Applicable

29	Details relating to Instalment Notes:

	(i) Instalment Amount(s):	Not Applicable

	(ii) Instalment Date(s):	Not Applicable

30	Redenomination applicable:	Redenomination not applicable

31	Other final terms:	Not Applicable

Distribution

32	(i) If syndicated, names of Managers:
Barclays Bank PLC
Credit Suisse Securities (Europe) Limited
Merrill Lynch International
The Royal Bank of Scotland plc

Bayerische Landesbank
Lloyds TSB Bank plc
Mitsubishi UFJ Securities International plc

Mizuho International plc
Banco Santander, S.A.

	(ii) Date of Subscription Agreement:	13 May 2011

	(iii) Stabilising Manager (if any):	Barclays Bank PLC

33	If non-syndicated, name of relevant Dealer:	Not Applicable

34	U.S. Selling Restrictions:	Reg. S Compliance Category 2; TEFRA D

35	Additional selling restrictions:	Not Applicable

Purpose of Final Terms

These Final Terms comprise the final terms required to have admitted to the Official List of the FSA and admitted to trading in the Regulated Market of the London Stock Exchange the issue of Notes described herein pursuant to the £3,000,000,000 Euro Medium Term Note Programme of Western Power Distribution (East Midlands) plc and Western Power Distribution (West Midlands) plc.

Responsibility

The Issuer accepts responsibility for the information contained in these Final Terms.

Signed on behalf of
Western Power Distribution (West Midlands) plc

By:   ..........................................................................

Part B
Other Information

1	Listing and Admission to Trading

	(i)	Listing and admission to trading:
Application has been made by the Issuer (or on its behalf) for the Notes to be admitted to trading on the Regulated Market of the London Stock Exchange plc and admitted to the Official List of the Financial Services Authority with effect from 17 May 2011.

	(ii)	Estimate of total expenses related to admission to trading:	£3,650

2	Ratings

	Ratings:		The Notes to be issued have been rated:

Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc.: BBB

Moody’s Investor Services Limited: Baa1

Standard & Poor's Rating Services, a division of the McGraw-Hill Companies, Inc. and Moody's Investor Services Limited are established in the European Union and have applied for registration under Regulation (EU) No 1060/2009, although notification of the corresponding registration decisions have not yet been provided by the relevant competent authority.

In general, European regulated investors are restricted from using a rating for regulatory purposes if such rating is not issued by a credit rating agency established in the European Union and registered under the Regulation (EU) No 1060/2009 (CRA Regulation) unless the rating is provided by a credit rating agency operating in the European Union before 7 June 2010 which has submitted an application for registration in accordance with the CRA Regulation and such registration is not refused.

3
Interests of Natural and Legal Persons Involved in the Issue

So far as the Issuer is aware, no person involved in the issue of the Notes has an interest material to the offer, save for any fees payable to the Managers and the following matter:

The Issuer intends to use the proceeds of the offer to make distributions to its ultimate parent company, WPD Midlands Holdings Limited.  As far as the Issuer is aware, all or part of such proceeds will be used by WPD Midlands Holdings Limited or its parent companies (direct or indirect) to repay debt incurred as part of the WPD Group's acquisition of the Issuer.  The Issuer understands that certain Managers or affiliates of certain Managers, as lenders of debt finance in relation to the acquisition, may receive part of these repayments.

4	Reasons for the Offer, Estimated Net Proceeds and Total Expenses

	(i)	Reasons for the offer	General corporate purposes, including the payment of dividends.

	(ii)	Estimated net proceeds:	Not Applicable

	(iii)	Estimated total expenses:	Not Applicable

5	Yield (Fixed Rate Notes only)

	Indication of yield:		5.809 per cent.
The yield is calculated at the Issue Date on the basis of the Issue Price. It is not an indication of future yield.

6	Performance of Index/Formula, Explanation of Effect on Value of Investment and Associated Risks and Other Information Concerning the Underlying (Index-Linked Notes only)

Not Applicable.

7	Performance of Rate[s] of Exchange and Explanation of Effect on Value of Investment (Dual Currency Notes only)

Not Applicable.

8	Operational Information

	(i)	ISIN Code:	XS0627336323

	(ii)	Common Code:	062733632

	(iii)	Any clearing system(s) other than Euroclear Bank SA/NV	Not Applicable
and Clearstream Banking, société anonyme and the relevant identification number(s):

	(iv)	Delivery:	Delivery against payment

	(v)	Names and addresses of additional Paying Agent(s) (if any):	Not Applicable

	(vi)	Intended to be held in a manner which would allow Eurosystem eligibility:	No